To:

Michael Cummings

CEO/Chairman

Godfather Media Inc.

26060 Acero, Suite 118

Mission Viejo, CA 92691

I hereby tender my resignation from Godfather Media Inc. as its Director, effective February 16, 2012. I had no disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Stuart W. Volkow

Stuart W. Volkow